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                                                                    Exhibit 99.2

                              FOR IMMEDIATE RELEASE
                              ---------------------

                                            CONTACT:  Bob Troyer (630) 438-3016


MIDAS PROVIDES OUTLOOK ON FISCAL THIRD QUARTER 2002 RESULTS

     ITASCA, Ill. (Sept. 23, 2002) - Midas, Inc., (NYSE: MDS) announced today that it expects to post a modest loss for the third quarter ending Sept. 28, 2002, and that revenues are estimated to be approximately flat with last year's third quarter.

     In the third quarter of 2001, Midas reported revenues of $85.2 million, operating income of $10.6 million and earnings per diluted share of $.35.

     "Consistent with other retailers, we are seeing modest declines in retail sales, which negatively affect both our franchise royalties and replacement parts sales," said William M. Guzik, Midas' senior vice president and chief financial officer. "While we continue to achieve sales growth in our new Parts Warehouse, Inc. and company-operated shop businesses, that growth is offset by continuing declines in our traditional wholesale parts distribution business.

     "More than half of the decrease in operating income for the quarter compared to last year is the result of unusually high medical claims, for which the company is largely self-insured, and estimated separation costs," Guzik said. "The remainder is primarily due to the continuing decline in traditional wholesale sales in the United States."

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     Midas will report its fiscal third quarter 2002 results in late October.

     Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering and suspension services, as well as batteries, climate control and maintenance services at 2,700 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 2,000 in the United States and Canada.

     [Midas will conduct a conference call today--Sept.23, 2002--at 1:00 p.m. CDT. Investors may monitor the webcast of the call at www.streetevents.com or the corporate news section of www.midas.com.]

NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2001 annual report on Form 10-K and subsequent 10-Q filings.